Exhibit 99.1

Earnings Release

Contact:	Raymond J. Pacini
	Chief Executive Officer	March 9, 2004
949-250-7781

CALC Reports Improved Fourth Quarter and Year End Results

Financial and Operating Highlights – 2003 vs. 2002

•                  Fourth quarter homebuilding revenues of $33.2 million, up 69% quarter-over-quarter

•                  Full year homebuilding revenues of $54.7 million, up 67% year-over-year

•                  Gross operating profit of $10.3 million, up 129% year-over-year

•                  Gross margin from homebuilding improved to 17.0% vs. 13.7% in prior year

IRVINE, California — California Coastal Communities, Inc. (NASDAQ:CALC) reported net income of $2.3 million or $.21 per share diluted for the three months ended December 31, 2003. The fourth quarter results reflect gross operating profit of $5.5 million from delivery of 88 homes at the Company’s North Corona and Riverside, California homebuilding projects, an additional $1.0 million of gross operating profit from the sale of industrial land in Signal Hill, California, and $100,000 of income from unconsolidated joint ventures. These income items were partially offset by selling, general and administrative expenses of $1.9 million, other expense of $500,000, primarily related to increased litigation reserves, and a tax provision of $1.9 million.

The recent quarter’s operations were significantly more profitable than the fourth quarter of 2002, when the Company reported net income of approximately $100,000. The Company generated $3.5 million more in gross operating profit in the fourth quarter of 2003 compared with the fourth quarter of 2002, when the Company reported $3.0 million of gross operating profit from delivery of 67 homes.

Selling, general and administrative expenses for the fourth quarter of 2003 were $1.9 million, compared with $2.1 million in the fourth quarter of 2002.  The decrease of $200,000 primarily reflects the absence in 2003 of $778,000 of non-cash compensation expense recorded pursuant to variable accounting for stock options in accordance with APB 25.  This decrease was partially offset by an increase in accrued incentive compensation for the Company’s homebuilding business.

The Company reported $33.2 million in homebuilding revenues for the fourth quarter of 2003 from the 88 home deliveries described above. This represents a $13.6 million, or 69%, increase compared with $19.6 million in revenues from 67 home deliveries at the North Corona and Yucaipa projects for the comparable 2002 period. The increase in the average price of homes delivered from $293,000 in the fourth quarter of 2002 to $377,000 during the fourth quarter of 2003 reflects higher sales prices realized at the Riverside project as compared with the Yucaipa project, as well as a general increase in home prices over the past year. The current quarter gross margin of 16.6% compares favorably with the prior period margin of 15.3%. The higher profit margin in the current period reflects increases in home prices over the past year and the higher margin realized at the Riverside project as compared with the Yucaipa project.

The Company also reported net income of $2.9 million, or $.27 per share diluted for the full year 2003.  Results for 2003 reflect $9.3 million of gross operating profit from delivery of 154 homes, $1.0 million of gross operating profit from the sale of industrial land in Signal Hill, California, and income of $500,000 from the Company’s unconsolidated joint ventures.  These income items were partially offset by $4.4 million of selling, general and administrative expenses, $1.1 million of other expense due to increased accruals of $700,000 for environmental remediation costs during the second quarter and $300,000 for a litigation accrual during the fourth quarter, as well as a tax provision of $2.2 million.

Pre-tax income for 2003 was $5.1 million and reflects an improvement of $4.2 million as compared with 2002 when the Company reported pre-tax income of $900,000.  The Company generated $5.8 million more in gross operating profit from home and land sales during 2003 compared with 2002.  However, this improvement was partially offset by a $1.0 million increase in other expense, net discussed above and a $400,000 decrease in income from unconsolidated joint ventures.

For 2002, the Company reported gross operating profit of $4.5 million, reflecting the delivery of 117 homes at the Company’s homebuilding projects. The results for 2002 also reflect $900,000 of income from unconsolidated joint ventures and selling, general and administrative expenses of $4.2 million. The 2002 results also include $800,000 of income tax benefits, which primarily reflects a $1.4 million reduction in reserves for estimated state income tax liabilities for prior years.  The Company has consistently evaluated its tax reserves based on an analysis of open statutes of limitations by state. Tax reserves are reduced by the estimated exposure for each individual state upon expiration of the state’s statute of limitations.

The Company reported $54.7 million in homebuilding revenues for 2003, reflecting the delivery of 154 homes at the Company’s homebuilding projects. This represents a $21.9 million, or 67% increase compared with $32.8 million in revenues during 2002, which reflects the delivery of 117 homes. The increase in the average price of homes delivered, from $280,000 in 2002 to $355,000 in 2003, and the increase in the gross margin from homebuilding from 13.7% in 2002 to 17.0% in 2003, primarily reflect the margin on the Yucaipa and North Corona projects, as compared with the margin on the Riverside and North Corona projects, and home price appreciation experienced in the past year.

The Company’s current homebuilding projects, which are primarily in the “Inland Empire” area of southern California in Riverside and San Bernardino counties, are currently expected to generate approximately $23 million of positive cash flows during the next 24 months, assuming that present economic conditions and positive housing market trends continue. The Inland Empire has experienced significant population and job growth in the past decade. While continued growth is expected, partially due to the limited supply of affordably priced housing in coastal areas such as Orange County, there can be no assurance that economic, demographic or other factors will not slow, diminish or cause such growth to discontinue.

The nature of the Company’s business, including its limited inventory of buildable lots, is such that the number of active selling communities over a given time period may often cause significant fluctuations in operating results from quarter-to-quarter and from year-to-year.  The Company is currently building homes in the Inland Empire, is in escrow to acquire additional entitled residential lots in Lancaster and Rancho Santa Fe, California, and is continuing to pursue land development and lot acquisition opportunities throughout southern California.

The 208-acre Bolsa Chica mesa, which overlooks the Pacific Ocean and the Bolsa Chica wetlands in Orange County, CA, is the Company’s principal asset, representing 78% of total assets at December 31, 2003. In July 2002, Orange County’s Board of Supervisors upheld the Planning Commission’s approval of the Company’s site plan and tentative tract map for development of 379 single-family homes on the upper bench of the Company’s Bolsa Chica mesa property.  This planned community, known as “Brightwater”, is currently expected to offer a broad mix of home choices, averaging 2,900 square feet and ranging in size from 1,560 square feet to 4,450 square feet.  Brightwater also includes 28 acres of parks, public trails and open space on the 105-acre upper bench of the Bolsa Chica mesa. With only 379 homes on approximately 77 acres of the upper bench, the resulting low-density plan equates to approximately five homes per acre, consistent and compatible with the neighboring Huntington Beach communities. In addition, the Company will offer to dedicate 51 acres of land on the Huntington Mesa to the County of Orange to complete the Harriett M. Wieder Linear Park, a 105-acre planned regional park. The 1,200-acre Bolsa Chica Wetlands are fully preserved and protected in accordance with previous agreements with the State of California and are not included in the Brightwater plan. This development plan also requires approval by the California Coastal Commission.

The Company submitted a Coastal Development Permit (“CDP”) application for this plan to the Coastal Commission in November 2002. In January 2004, the Company was notified that the Coastal Commission expects to hold a public hearing on the Company’s CDP application in April 2004; however there can be no assurance that further delays will not be encountered.

The Company is a residential land development and homebuilding company operating in Southern California. The Company’s principal subsidiaries are Signal Landmark and Hearthside Homes, Inc. Signal Landmark owns 208 acres on the Bolsa Chica mesa, along with an additional 100 acres on a mesa south of the Bolsa Chica wetlands.  Hearthside Homes has delivered over 1,600 homes to families throughout southern California over the last nine years.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain of the foregoing information contains forward-looking statements that relate to future events or the Company’s future financial performance. These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, “continue”, or the negative of such terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, goals, expectations and intentions, the number and types of homes and number of acres of land that the Company may develop and sell, the timing and outcomes of any such development, the timing and outcomes of litigation, regulatory approval processes or administrative proceedings (including, but not limited to ongoing administrative proceedings related to the Company’s principal asset, the Bolsa Chica Mesa), cash flows or sales, the Company’s ability to acquire residential lots, and other statements contained herein that are not historical facts.

As a result of these and other factors, the Company may experience material fluctuations in future operating results on a quarterly or annual basis, which could materially and adversely affect the Company’s business, financial condition, operating results and stock price. An investment in the Company’s stock involves various risks, including those mentioned above and elsewhere in this report and those which are detailed from time to time in the Company’s other filings with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, which reflect the Company’s view only as of the date hereof. The Company undertakes no obligation to publicly release revisions to these forward-looking statements that reflect future events or circumstances or reflect the occurrence of unanticipated events.

***TABLES FOLLOW***

SELECTED FINANCIAL AND OPERATING INFORMATION

(unaudited)

($ in millions, except average sales price)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002

Homes delivered	88	67	154	117

Home sales revenue	$33.2	$19.6	$54.7	$32.8
Cost of sales	27.7	16.6	45.4	28.3

Gross operating profit from homebuilding	$5.5	$3.0	$9.3	$4.5

Gross margin percentage	16.6%	15.3%	17.0%	13.7%

Average sales price	$377,000	$293,000	$355,000	$280,000

Increase in average sales price*	29%		27%

Backlog of homes sold but not closed at end of period			20	41

Completed homes in inventory			—	—

Entitled lots controlled at end of period
Owned lots			136	203
Optioned lots			186	43

Total			322	246

*      Reflects a combination of change in product mix and appreciation.

CALIFORNIA COASTAL COMMUNITIES, INC

STATEMENT OF OPERATIONS

(in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002

Revenues:
Homebuilding	$33.2	$19.6	$54.7	$32.8
Non-residential land	1.1	—	1.1	—
	34.3	19.6	55.8	32.8

Costs of sales:
Homebuilding	27.7	16.6	45.4	28.3
Non-residential land	.1	—	.1	—
	27.8	16.6	45.5	28.3

Gross operating profit	6.5	3.0	10.3	4.5

Selling, general and administrative expenses	1.9	2.1	4.4	4.2
Interest expense	—	—	.2	.2
Income from unconsolidated joint ventures	(.1)	(.1)	(.5)	(.9)
Other expense, net	.5	.4	1.1	.1

Income before income taxes (a)	4.2	.6	5.1	.9

Provision (benefit) for income taxes (b)	1.9	.5	2.2	(.8)

Net income	$2.3	$.1	$2.9	$1.7

Earnings per common share-basic	$.23	$.01	$.29	$.17

Earnings per common share-diluted	$.21	$.01	$.27	$.16

Weighted average common shares outstanding:

Basic	10.1	10.1	10.1	10.1

Diluted	10.8	10.8	10.8	10.8

(a)                                  Selling, general and administrative expenses for the three months and year ended December 31, 2002 includes approximately $778,000 of non-cash compensation expense, recorded pursuant to variable accounting for stock options. Due to the Company’s adoption of Statement of Financial Accounting Standards No. 123 effective as of January 1, 2003, there is no such expense during the comparable periods of 2003.

(b)                                 The provision (benefit) for income taxes reflects reductions in reserves of $100,000 and $1.4 million for the years ended December 31, 2003 and 2002, respectively.

CALIFORNIA COASTAL COMMUNITIES, INC.

BALANCE SHEETS

(in millions, except per share amounts)

	December 31, 2003	December 31, 2002

ASSETS

Cash and cash equivalents	$14.7	$9.2

Real estate held for current development or sale	27.5	25.0

Land held for future development	153.6	151.9

Other assets	2.3	1.5

Total Assets	$198.1	$187.6

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:

Accounts payable and accrued liabilities	$6.3	$5.0

Project debt	10.4	9.8

Other liabilities	12.9	12.9

Total liabilities	29.6	27.7

Minority interest	3.9	—

Stockholders’ equity (a)	164.6	159.9

	$198.1	$187.6

Shares outstanding (b)	10.8	10.8

Book value per share (b)	$15.24	$14.81

(a)                                  Increase since December 31, 2002 reflects $2.9 million of net income, $1.7 million from reversal of valuation reserve on pre-Reorganization net operating losses, and $126,000 from issuance of stock for exercised warrants.

(b)                                 Assumes exercise of 754,996 outstanding stock options for common shares which were dilutive as of December 31, 2003.